EXHIBIT 99

MBT Financial Corp. Announces

Second Quarter 2016 Profit and Dividend Increase

MONROE, Mich., July 28, 2016 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary net profit of $4,239,000 ($0.19 per share, basic and $0.18 diluted), in the second quarter of 2016, compared to a profit of $2,285,000 ($0.10 per share, basic and diluted), in the second quarter of 2015. Year to date profit is $7,236,000 ($0.32 per share, basic, and $0.31 diluted) compared to $5,062,000 ($0.22 per share, basic and diluted) in the first two quarters of 2015.

The Company also announced that it will pay a dividend of $0.04 per share on August 18, 2016 to shareholders of record as of August 11, 2016. This is an increase of $0.01, or 33.3% compared to the dividend paid in the second quarter of 2016. The Company did not pay a dividend in the same period in 2015.

Earnings for the Company improved this quarter due to increases in net interest income and non-interest income and decreases in the provision for loan losses and non-interest expenses compared to the second quarter of 2015. The net interest margin decreased from 3.12% in the second quarter of 2015 to 3.10% in the second quarter of 2016, however the average amount of interest earning assets increased $35.3 million, and as a result, the net interest income increased $163,000, or 1.8% in the second quarter of 2016 compared to the second quarter of 2015.

The provision for loan losses decreased $200,000 compared to the second quarter of 2015 from no provision expense in the second quarter of 2015 to a negative expense of $200,000 recorded this quarter. Classified assets decreased 7.7% during the second quarter and the analysis of the risk in the loan portfolio indicated a need to reduce the Allowance for Loan Losses again this quarter. Total Loans increased $20.6 million during the second quarter, but the continued improvement in asset quality and historical loss ratios enabled the Company to reduce the Allowance for Loan and Lease Losses from 1.70% of loans at the end of the first quarter to 1.55% as of the end of the second quarter of 2016.

Non-interest income, excluding Other Real Estate and securities gains and losses was unchanged at $3.8 million in the second quarter of 2016 and 2015. Securities gains increased significantly, from $22,000 in the second quarter of 2015 to $1,752,000 in the second quarter of 2016. These gains were the result of bonds that were owned at discounts being called at par.

Total non-interest expenses decreased $858,000, or 8.8% in the second quarter of 2016 compared to the second quarter of 2015. Salaries and benefits decreased $351,000 or 6.1% as a result of the efficiency initiative that reduced our staffing in the fourth quarter of 2015. Expenses related to Other Real Estate Owned decreased $149,000 due to the decrease in the number of properties owned. The FDIC deposit insurance assessment decreased $238,000 as the assessment rate for FDIC insurance decreased due to the improved financial condition of the bank.

Total assets of the company decreased $18.9 million, or 1.4% compared to December 31, 2015. Capital decreased $1.7 million during the first six months of 2016 because the payment of the special and regular dividends exceeded the net income for the period. The ratio of equity to assets increased from 10.98% at the end of 2015 to 11.00% at June 30, 2016. The Bank’s Tier 1 Leverage ratio decreased from 10.91% as of December 31, 2015 to 10.33% as of June 30, 2016.

H. Douglas Chaffin, President and CEO, commented, “Exclusive of the impact of the securities gains and negative provision, we are pleased with our results this quarter, especially the loan growth and improvements in net interest income and non-interest expenses. After resuming quarterly dividends earlier this year, we think it is appropriate to increase the dividend based on these results. As the economic recovery slowly continues, we plan to continue to improve profitability by growing our loan portfolio and improving our operational efficiency. We will also continue to actively manage our capital, retaining sufficient resources to fund growth, whether it is within our existing branch network or through strategic acquisition opportunities. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the Second Quarter 2016 results on Friday, July 29, 2016, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10088121. The replay will be available until August 29, 2016 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee, and Wayne Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2016	2016	2015	2015	2015
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2016	2015

EARNINGS
Net interest income	$9,244	$9,290	$9,328	$9,224	$9,081	$18,534	$18,423
FTE Net interest income	$9,393	$9,438	$9,469	$9,358	$9,213	$18,831	$18,687
Provision for loan and lease losses	$(200)	$(300)	$(2,000)	$(200)	$-	$(500)	$(800)
Non interest income	$5,555	$4,114	$3,919	$3,978	$3,805	$9,669	$7,430
Non interest expense	$8,872	$9,483	$9,485	$9,166	$9,730	$18,355	$19,549
Net income	$4,239	$2,997	$4,014	$3,006	$2,285	$7,236	$5,062
Basic earnings per share	$0.19	$0.13	$0.18	$0.13	$0.10	$0.32	$0.22
Diluted earnings per share	$0.18	$0.13	$0.18	$0.13	$0.10	$0.31	$0.22
Average shares outstanding	22,884,350	22,854,556	22,764,801	22,748,974	22,733,739	22,869,453	22,727,825
Average diluted shares outstanding	23,049,718	23,014,957	22,967,108	22,949,063	22,931,544	23,029,838	22,917,997

PERFORMANCE RATIOS
Return on average assets	1.28%	0.91%	1.22%	0.93%	0.72%	1.10%	0.80%
Return on average common equity	11.87%	8.57%	10.79%	8.48%	6.48%	10.23%	7.36%

Base Margin	3.03%	3.04%	3.04%	3.05%	3.04%	3.03%	3.07%
FTE Adjustment	0.05%	0.05%	0.05%	0.04%	0.04%	0.05%	0.05%
Loan Fees	0.02%	0.00%	0.02%	0.02%	0.04%	0.01%	0.08%
FTE Net Interest Margin	3.10%	3.09%	3.11%	3.11%	3.12%	3.09%	3.20%

Efficiency ratio	67.83%	69.75%	72.10%	67.83%	73.18%	68.80%	73.42%
Full-time equivalent employees	288	288	297	337	350	288	352

CAPITAL
Average equity to average assets	10.80%	10.65%	11.34%	10.96%	11.09%	10.73%	10.90%
Book value per share	$6.41	$6.22	$6.46	$6.42	$6.11	$6.41	$6.11
Cash dividend per share	$0.03	$0.53	$-	$-	$-	$0.56	$-

ASSET QUALITY
Loan Charge-Offs	$617	$209	$1,191	$192	$407	$826	$729
Loan Recoveries	$184	$150	$1,091	$309	$295	$334	$1,400
Net Charge-Offs	$433	$59	$100	$(117)	$112	$492	$(671)

Allowance for loan and lease losses	$9,903	$10,537	$10,896	$12,996	$13,079	$9,903	$13,079

Nonaccrual Loans	$7,522	$8,079	$8,633	$10,623	$11,135	$7,522	$11,135
Loans 90 days past due	$41	$17	$4	$6	$-	$41	$-
Restructured loans	$16,701	$17,828	$18,910	$20,972	$22,812	$16,701	$22,812
Total non performing loans	$24,264	$25,924	$27,547	$31,601	$33,947	$24,264	$33,947
Other real estate owned & other assets	$1,818	$1,608	$2,383	$2,154	$4,237	$1,818	$4,237
Total non performing assets	$26,082	$27,532	$29,930	$33,755	$38,184	$26,082	$38,184

Classified Loans	$24,365	$26,768	$28,490	$34,948	$41,952	$24,365	$41,952
Other real estate owned & other assets	$1,818	$1,608	$2,383	$2,154	$4,237	$1,818	$4,237
Total classified assets	$26,183	$28,376	$30,873	$37,102	$46,189	$26,183	$46,189

Net loan charge-offs to average loans	0.28%	0.04%	0.06%	-0.07%	0.07%	0.16%	-0.22%
Allowance for loan losses to total loans	1.55%	1.70%	1.76%	2.08%	2.09%	1.55%	2.09%
Non performing loans to gross loans	3.80%	4.19%	4.45%	5.05%	5.43%	3.80%	5.43%
Non performing assets to total assets	1.97%	2.06%	2.23%	2.56%	2.96%	1.97%	2.96%
Classified assets to total capital	17.70%	19.65%	20.06%	24.55%	31.36%	17.70%	31.36%
Allowance to non performing loans	40.81%	40.65%	39.55%	41.13%	38.53%	40.81%	38.53%

END OF PERIOD BALANCES
Loans and leases	$639,199	$618,613	$618,785	$625,406	$625,172	$639,199	$625,172
Total earning assets	$1,214,557	$1,227,990	$1,231,128	$1,212,892	$1,177,475	$1,214,557	$1,177,475
Total assets	$1,323,415	$1,334,131	$1,342,313	$1,316,719	$1,292,104	$1,323,415	$1,292,104
Deposits	$1,163,418	$1,162,733	$1,165,393	$1,136,809	$1,121,280	$1,163,418	$1,121,280
Interest Bearing Liabilities	$893,027	$918,593	$926,598	$904,297	$898,116	$893,027	$898,116
Shareholders' equity	$145,623	$142,424	$147,341	$146,154	$138,864	$145,623	$138,864
Tier 1 Capital (Bank)	$138,059	$133,870	$142,997	$138,163	$134,215	$138,059	$134,215
Total Shares Outstanding	22,728,558	22,902,198	22,790,707	22,761,327	22,741,898	22,728,558	22,741,898

AVERAGE BALANCES
Loans and leases	$625,435	$620,010	$621,217	$624,921	$621,010	$622,723	$618,518
Total earning assets	$1,218,569	$1,227,703	$1,211,342	$1,190,561	$1,183,291	$1,223,138	$1,180,078
Total assets	$1,329,935	$1,320,975	$1,302,176	$1,283,384	$1,275,744	$1,325,454	$1,273,216
Deposits	$1,173,998	$1,164,320	$1,139,475	$1,130,807	$1,121,658	$1,169,160	$1,123,137
Interest Bearing Liabilities	$920,340	$926,618	$902,216	$903,648	$906,725	$923,480	$911,873
Shareholders' equity	$143,685	$140,684	$147,626	$140,619	$141,507	$142,184	$138,754

MBT FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended June 30,		Six Months Ended June 30,
Dollars in thousands (except per share data)	2016	2015	2016	2015
Interest Income
Interest and fees on loans	$7,179	$7,154	$14,214	$14,586
Interest on investment securities-
Tax-exempt	303	273	608	548
Taxable	2,218	2,436	4,744	4,864
Interest on balances due from banks	162	14	279	40
Total interest income	9,862	9,877	19,845	20,038

Interest Expense
Interest on deposits	486	619	1,003	1,264
Interest on borrowed funds	132	177	308	351
Total interest expense	618	796	1,311	1,615

Net Interest Income	9,244	9,081	18,534	18,423
Provision For Loan Losses	(200)	-	(500)	(800)

Net Interest Income After
Provision For Loan Losses	9,444	9,081	19,034	19,223

Other Income
Income from wealth management services	1,105	1,191	2,202	2,413
Service charges and other fees	1,016	1,030	2,024	1,924
Debit Card income	735	591	1,409	1,155
Net gain on sales of securities	1,752	22	2,072	258
Net loss on other real estate owned	(1)	(21)	(57)	(284)
Origination fees on mortgage loans sold	136	137	266	266
Bank Owned Life Insurance income	362	362	717	633
Other	450	493	1,036	1,065
Total other income	5,555	3,805	9,669	7,430

Other Expenses
Salaries and employee benefits	5,399	5,750	11,017	11,624
Occupancy expense	633	606	1,334	1,426
Equipment expense	726	790	1,410	1,524
Marketing expense	286	308	545	554
Professional fees	556	550	1,208	1,126
EFT/ATM expense	237	118	546	208
Other real estate owned expense	30	179	94	305
FDIC deposit insurance assessment	191	429	360	843
Bonding and other insurance expense	214	227	336	457
Telephone expense	91	109	217	204
Other	509	664	1,288	1,278
Total other expenses	8,872	9,730	18,355	19,549

Profit Before Income Taxes	6,127	3,156	10,348	7,104
Income Tax Expense	1,888	871	3,112	2,042
Net Profit	$4,239	$2,285	$7,236	$5,062

Basic Earnings Per Common Share	$0.19	$0.10	$0.32	$0.22

Diluted Earnings Per Common Share	$0.18	$0.10	$0.31	$0.22

Dividends Declared Per Common Share	$0.03	$-	$0.56	$-

MBT FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	June 30, 2016	December 31, 2015
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$15,529	$14,996
Interest bearing	102,839	70,054
Total cash and cash equivalents	118,368	85,050

Securities - Held to Maturity	39,314	41,282
Securities - Available for Sale	429,057	496,859
Federal Home Loan Bank stock - at cost	4,148	4,148
Loans held for sale	919	1,477

Loans	638,280	617,308
Allowance for Loan Losses	(9,903)	(10,896)
Loans - Net	628,377	606,412

Accrued interest receivable and other assets	20,106	23,365
Other Real Estate Owned	1,808	2,383
Bank Owned Life Insurance	53,707	53,093
Premises and Equipment - Net	27,611	28,244
Total assets	$1,323,415	$1,342,313

Liabilities
Deposits:
Non-interest bearing	$270,391	$253,795
Interest-bearing	893,027	911,598
Total deposits	1,163,418	1,165,393

Repurchase agreements	-	15,000
Accrued interest payable and other liabilities	14,374	14,579
Total liabilities	1,177,792	1,194,972

Shareholders' Equity
Common stock (no par value)	22,315	23,492
Retained Earnings	120,633	126,214
Unearned Compensation	(35)	(13)
Accumulated other comprehensive income (loss)	2,710	(2,352)
Total shareholders' equity	145,623	147,341
Total liabilities and shareholders' equity	$1,323,415	$1,342,313

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Julian J. Broggio
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffm@mbandt.com	john.skibski@mbandt.com	julian.broggio@mbandt.com